Filed pursuant to Rule No. 424(b)(3)
                                                    File Number: 333-129145

                                  EUROSEAS LTD.

                           PROSPECTUS SUPPLEMENT NO. 4
                              DATED AUGUST 30, 2006

                               TO PROSPECTUS DATED
                                FEBRUARY 6, 2006


          This Prospectus Supplement No. 4 supplements information contained in our prospectus dated February 6, 2006, as amended and supplemented from time to time (the "Euroseas Prospectus"). The information in this Supplement No. 4 supplements, modifies and supersedes some of the information contained in the Euroseas Prospectus.

          The primary purposes of this Prospectus Supplement No. 4 are to update certain information contained in the Euroseas Prospectus under the caption "Selling Shareholders" and to update certain financial information of Euroseas Ltd. to June 30, 2006.

          You should read this Prospectus Supplement No. 4 in conjunction with the Euroseas Prospectus. This Prospectus Supplement No. 4 is not complete without, and may not be delivered or utilized except in connection with, the Euroseas Prospectus including any amendments or supplements thereto.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              SELLING SHAREHOLDERS


          The following information supplements the information set forth in the Prospectus under the caption "Selling Shareholders." This supplement is being filed to list Portside Growth and Opportunity Fund and Rockmore Investment Master Fund, Ltd. as Selling Shareholders as a result of their acquisition of certain securities formerly owned by Omicron Master Trust, a Selling Shareholder under the Prospectus. The total number of shares being sold under the Registration Statement has not increased as a result of these transactions.

                                                     Shares of Common                                   Shares of Common
                                                     Stock Beneficially                                 Stock Beneficially
                                                     Owned Prior to the                                 Owned After the
                                                     Offering                                           Offering
                                                     --------------------------------                   --------------------------

                                                     Number of                         Number of        Number of
                                                     Shares                 Percent    Shares           Shares            Percent
                                                     Beneficially           of         Being            Beneficially      of
Selling Stockholder                                  Owned                  Class(1)   Offered          Owned(2)          Class(1)
-------------------------------------------------    ------------------     ---------  --------------   -------------     --------
 Portside Growth and Opportunity Fund ((3))           227,744                *          227,744              0               *
 Rockmore Investment Master Fund Ltd. (4)             131,986                *          131,986              0               *
 Omicron Master Trust (5)                              56,936                *           56,936              0               *

* Less than one percent

(1) Based on 37,860,341 shares of Euroseas common stock issued and outstanding. For purposes of calculating the percentage ownership, any shares that the selling shareholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes that the selling shareholder sells all of its shares of common stock beneficially owned by it and offered hereby.

(3) Reflects 227,744 shares of common stock. Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to Portside is Ramius Capital. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any shares purchased in this offering by Portside and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction. The address for the selling shareholder is c/o Ramius Capital Group, L.L.C., 666 Third Ave., 26th Fl, New York, New York, 10017.

(4) Reflects 105,589 shares of common stock and 26,397 shares of common stock issuable upon the exercise of warrants. Rockmore Capital, LLC ("Rockmore Capital") and Rockmore Partners, LLC ("Rockmore Partners"), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments
(US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda ("Rockmore Master Fund"). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of August 30, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Rockmore Master Fund. The address for the selling shareholder is c/o Rockmore Capital, LLC, 650 Fifth Ave., 24th Fl, New York, New York, 10019.

(5) Reflects 56,936 shares of common stock issuable upon the exercise of warrants. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of August 30, 2006, Mr. Olivier H. Morali, officer of OCI, has delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Mr. Morali may be deemed to have sole dispositive power over the shares of common stock owned by Omicron. Mr. Morali disclaims beneficial ownership of such shares of common stock and has no legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester. The address for the selling shareholder is c/o Omicron Capital, L.P., 650 Fifth Ave., 24th Fl, New York, New York, 10019.

Euroseas Ltd. and Subsidiaries
Unaudited Condensed Consolidated Financial Statements
June 30, 2005 and 2006
-------------------------------------------------------------------------------


         Index to Unaudited Condensed Consolidated Financial Statements


                                                                      Pages

Unaudited Condensed Consolidated Balance Sheets as of
December 31, 2005 and  June 30, 2006                                     2

Unaudited Condensed Consolidated Statements of Income for the three
and six month periods ended  June 30, 2005 and 2006                      3

Unaudited Condensed Consolidated Statements of Changes in
Shareholders' Equity for the  six month period ended June 30, 2006       4

Unaudited Condensed Consolidated Statements of Cash Flows for the six
month periods ended June 30, 2005 and 2006                               5

Notes to the Unaudited Condensed Consolidated Financial Statements       6

Euroseas Ltd. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(All amounts expressed in U.S. Dollars)
-------------------------------------------------------------------------------

                                                                     December 31,             June 30,
                                                           Notes            2005                 2006
------------------------------------------------------------------------------------------------------------
Assets
Current assets
Cash and cash equivalents                                             20,447,301              20,205,705
Trade accounts receivable, net                                            46,118                 155,508
Claims and other receivables                                             306,303                 171,648
Due from related company                                     6         3,012,720               1,828,647
Inventories                                                  3           371,691                 563,921
Prepaid expenses                                                          85,625                 231,432
Restricted cash                                                        1,080,949                 378,243
----------------------------------------------------------------------------------------------------------
Total current assets                                                  25,350,707              23,535,104
----------------------------------------------------------------------------------------------------------

Fixed assets
Vessels, net                                                          52,334,897              59,679,713
----------------------------------------------------------------------------------------------------------

Other long-term assets
Deferred charges, net                                                  1,855,829               1,461,348
----------------------------------------------------------------------------------------------------------

Total long-term assets                                                54,190,726              61,141,061
----------------------------------------------------------------------------------------------------------
Total assets                                                          79,541,433              84,676,165
----------------------------------------------------------------------------------------------------------

Liabilities and shareholders' equity
Current liabilities
Long-term debt, current portion                              7        14,430,000              13,840,000
Trade accounts payable                                                   837,182               1,405,695
Accrued expenses                                             5         1,777,637               1,353,035
Deferred revenues                                                      1,370,058               1,164,831
Fair value of the below market time charter acquired         4                 -               1,153,832
----------------------------------------------------------------------------------------------------------
Total current liabilities                                             18,414,877              18,917,393
----------------------------------------------------------------------------------------------------------

Long-term liabilities
Long-term debt, net of current portion                       7        34,130,000              33,280,000
----------------------------------------------------------------------------------------------------------
Total long-term liabilities                                           34,130,000              33,280,000
----------------------------------------------------------------------------------------------------------
Total liabilities                                                     52,544,877              52,197,393
----------------------------------------------------------------------------------------------------------

Commitments and contingencies                               10                 -                       -

Shareholders' equity
Common stock (par value $0.01, 100,000,000 shares
authorized, 36,781,159 and 37,860,341 issued and
outstanding)                                                11           367,812                 378,603
Preferred shares (par value $0.01, 20,000,000 shares
authorized, no shares issued and outstanding)                                  -                       -
Additional paid-in capital                                  11        17,883,781              17,882,990
Retained earnings                                                      8,744,963              14,217,179
----------------------------------------------------------------------------------------------------------
Total shareholders' equity                                            26,996,556              32,478,772
----------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                            79,541,433              84,676,165
----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Euroseas Ltd. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(All amounts expressed in U.S. Dollars)
-------------------------------------------------------------------------------

                                                             Three months ended June 30,      Six months ended June 30,
                                                 Notes             2005          2006           2005             2006
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
Voyage revenue                                     4          11,103,103     10,612,199     23,833,736      20,421,220
Commissions                                        6            (630,730)      (416,385)    (1,340,228)       (895,968)
--------------------------------------------------------------------------------------------------------------------------
Net revenue                                                   10,472,373     10,195,814     22,493,508      19,525,252
--------------------------------------------------------------------------------------------------------------------------

Operating expenses
Voyage expenses                                                   25,613        325,176        131,903         866,365
Vessel operating expenses (including Management    6           2,687,011      3,050,919      5,236,171       6,168,603
fees of $473,074, $601,266, $965,384 and
$1,112,850)
General and administrative expenses                                    0        287,515              0         521,940
Amortization and depreciation                      9             906,885      1,638,585      1,824,322       3,195,074
--------------------------------------------------------------------------------------------------------------------------
Net gain on sale of vessel                         9                   0     (2,165,799)             0      (2,165,799)
--------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                       3,619,509      3,136,396      7,192,396       8,586,183
--------------------------------------------------------------------------------------------------------------------------

Operating income                                               6,852,864      7,059,418     15,301,112      10,939,069
--------------------------------------------------------------------------------------------------------------------------

Other income/(expenses)
Interest and finance cost                                       (488,157)      (713,581)      (545,719)     (1,391,947)
Derivative gain/(loss)                             8            (116,518)             0        (82,029)              0
Foreign exchange gain/(loss)                                         249           (172)           312          (2,007)
Interest income                                                   27,498        250,909         89,698         470,341
--------------------------------------------------------------------------------------------------------------------------
Other income (expenses), net                                    (576,928)      (462,844)      (537,738)       (923,613)

--------------------------------------------------------------------------------------------------------------------------
Net income                                                     6,275,936      6,596,574     14,763,374      10,015,456
---------------------------------------------------------- ----------------- ------------- --------------- ---------------
Earnings per share - basic and diluted            12               0.21           0.17           0.50            0.27
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding
during the year
                 - basic and diluted              12          29,754,166     37,860,341     29,754,166      37,347,580
--------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Euroseas Ltd. and Subsidiaries
Unaudited Condensed Consolidated Statements of Changes in Shareholders' Equity For the six month period ended June 30, 2006
(All amounts, except per share data, expressed in U.S. Dollars)
--------------------------------------------------------------------------------

                                                        Common      Preferred
                       Comprehensive      Number        Shares      Shares        Paid - in      Retained
                       Income             of Shares     Amount      Amount        Capital        Earnings        Total
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Balance
December 31, 2005                      36,781,159      367,812          -       17,883,781        8,744,963      26,996,556
---------------------------------------------------------------------------------------------------------------------------
Net income              10,015,456              -            -          -                -       10,015,456      10,015,456
                        ----------

Issuance of shares                      1,079,182       10,791          -             (791)             -            10,000

Dividends                                       -            -          -                -      (4,543,240)      (4,543,240)
---------------------------------------------------------------------------------------------------------------------------
Balance
June 30, 2006                          37,860,341      378,603          -       17,882,990       14,217,179      32,478,772
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Euroseas Ltd. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(All amounts expressed in U.S. Dollars)
-------------------------------------------------------------------------------

                                                   Six months ended June 30,
                                               --------------------------------
                                                   2005                 2006
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                   14,763,374           10,015,456
Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation of vessels                       1,191,864            2,632,155
Amortization of deferred                        632,458              562,919
drydock expenses
Amortization of deferred finance                 61,784               36,127
cost
Gain on sale of vessel                                -           (2,165,799)
(Gain)/Loss on derivative                        82,029                    -

Changes in operating assets
and liabilities:
(Increase)/decrease in:
Trade accounts receivable                       236,233             (109,390)
Prepaid expenses                                 77,845             (145,807)
Claims and other receivables                    (13,887)             134,655
Inventories                                     (16,287)            (192,230)
Due from related company                     (8,621,660)           1,184,073
Increase/(decrease) in:
Trade accounts payable                           67,219              568,513
Accrued expenses                                116,914             (424,602)
Deferred revenue                                268,634             (288,462)
Dry-docking expenses paid                      (688,739)            (299,322)
--------------------------------------------------------------------------------
Net cash provided by operating                8,157,781           11,508,281
activities
------------------------------------------------------------- ------------------

Cash flows from investing activities:
Purchase of vessel                                    -          (10,854,321)
(Contributions to) and drawings
from the cash retention accounts             (1,230,155)             702,706
Net proceeds from sale of a                           -            4,416,228
vessel
--------------------------------------------------------------------------------
Net cash provided by (used in)               (1,230,155)          (5,735,387)
investing activities
--------------------------------------------------------------------------------

Cash flows from financing activities:
Issuance of share capital upon merger                 -               10,000
Dividends paid/return of capital            (44,225,000)          (4,543,240)
Loan arrangement fees paid,                    (157,500)             (41,250)
capitalized
Proceeds from long-term debts                37,700,000            8,250,000
Repayment of long-term debts                (10,290,000)          (9,690,000)
--------------------------------------------------------------------------------
Net cash provided by (used) in              (16,972,500)          (6,014,490)
financing activities
--------------------------------------------------------------------------------

Net increase in cash and cash               (10,044,874)            (241,596)
equivalents
Cash and cash equivalents at                 15,497,482           20,447,301
beginning of year
--------------------------------------------------------------------------------
Cash and cash equivalents at end of year      5,452,608           20,205,705
--------------------------------------------------------------------------------

Cash paid for interest                          260,376            1,417,443

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Euroseas Ltd. and Subsidiaries
Notes to the Unaudited Condensed Consolidated Financial Statements For the six month periods ended June 30, 2005 and 2006
(All amounts expressed in U.S. Dollars)

---------------------------------------------------------------------------

1.   Basis of Presentation and General Information

Euroseas Ltd. (the "Company") was formed on May 5, 2005 under the laws of the Republic of the Marshall Islands to consolidate the beneficial owners of the ship owning companies listed below. On June 28, 2005, the beneficial owners exchanged all their shares in the ship-owning companies for shares in Friends Investment Company Inc., a newly formed Marshall Islands company. On June 29, 2005, Friends Investment Company Inc. then exchanged all the shares in the ship-owning companies for shares in Euroseas Ltd., thus becoming the sole shareholder of Euroseas Ltd. The transaction described above constitutes a reorganization of companies under common control, and has been accounted for in a manner similar to a pooling of interests, as each ship-owning company was under the common control of the Pittas family prior to the transfer of ownership of the companies to Euroseas Ltd. Accordingly, the accompanying unaudited condensed consolidated financial statements have been presented as if the ship-owning companies were consolidated subsidiaries of the Company for all periods presented and using the historical carrying costs of the assets and the liabilities of the ship-owning companies listed below.

On August 25, 2005, Euroseas Ltd. sold 7,026,993 common shares at $3.00 each in an institutional private placement, together with 0.25 of detachable warrants for each common share to acquire up to 1,756,743 common shares. The total proceeds, net of issuance costs of $3,500,309, amounted to $17,510,400. The warrants allow their holders to acquire one share of Euroseas stock at a price of $3.60 per share and are exercisable for a period of five years from the issue of the warrant.

On August 25, 2005, as a condition to the institutional private placement described above, the Company and Cove Apparel, Inc. ("Cove", an unrelated party and public shell corporation) signed an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides for the merger of Cove and Euroseas Acquisition Company Inc., a Delaware corporation and a wholly-owned subsidiary of Euroseas Ltd. formed on June 21, 2005, with the stockholders of Cove receiving 0.102969 shares of Euroseas Ltd. common stock for each share of Cove common stock. Euroseas Ltd., as part of the merger, filed a registration statement with the Securities and Exchange Commission ("SEC") to register the shares issued in the merger to the Cove stockholders.

The SEC declared effective on February 3, 2006 the Company's registration statement on Form F-4 that registered the 1,079,167 Euroseas Ltd. common shares issued to Cove stockholders. The SEC also declared effective on February 3, 2006 the Company's registration statement on Form F-1 that registered the re-sale of the 7,026,993 Euroseas Ltd. common shares and 1,756,743 Euroseas Ltd. common shares issuable upon the exercise of the warrants issued in connection with the institutional private placement, as well as 818,604 shares to be issued to certain Cove stockholders as part of the merger with Cove.

The Company submitted on February 10, 2006 an application to list the Euroseas Ltd. common shares on the OTC Bulletin Board

On March 27, 2006, Euroseas Ltd. consummated the merger with Cove and, as a result, Cove merged into Euroseas Acquisition Company Inc., and the separate corporate existence of Cove ceased. The Cove stockholders received 1,079,182 Euroseas Ltd. common shares and received dividends totaling to $140,334 related to dividends previously declared by Euroseas Ltd. (the difference of 15 shares is due to rounding-up fractional shares during the exchange). Euroseas Acquisition Company Inc. changed its name to Cove Apparel, Inc. Also, following the completion of the merger, the common stock of Cove was de-listed and no longer trades on the OTC Bulletin Board. On the date of the merger, Cove had cash of $10,000, had no other assets and had no liabilities.

Euroseas was approved to trade on March 2, 2006 and started trading on the OTC Bulletin Board on May 5, 2006.

The operations of the vessels are managed by Eurobulk Ltd. (the "manager"), a corporation controlled by members of the Pittas family -- the controlling shareholder of Friends Investment Company Inc.

The manager has an office in Greece located at 40 Ag. Konstantinou Street, 151 24, Maroussi, Greece. The manager provides the Company with a wide range of shipping services such as technical support and maintenance, insurance consulting, chartering, financial and accounting services, as well as executive management services, in consideration for fixed and variable fees (Note 6).

The Company is engaged in the ocean transportation of drybulk and containers through the ownership and operation of the following drybulk and container carriers:

o Searoute Maritime Ltd. incorporated in Cyprus on May 20, 1992, owner of the Cyprus flag 33,712 DWT bulk carrier motor vessel "Ariel", which was built in 1977 and acquired on March 5, 1993.

o Oceanopera Shipping Ltd. incorporated in Cyprus on June 26, 1995, owner of the Cyprus flag 34,750 DWT bulk carrier motor vessel "Nikolaos P", which was built in 1984 and acquired on July 22, 1996.

o Oceanpride Shipping Ltd. incorporated in Cyprus on March 7, 1998, owner of the Cyprus flag 26,354 DWT bulk carrier motor vessel "John P", which was built in 1981 and acquired on March 7, 1998.

o Alcinoe Shipping Ltd. incorporated in Cyprus on March 20, 1997, owner of the Cyprus flag 26,354 DWT bulk carrier motor vessel "Pantelis P", which was built in 1981 and acquired on June 4, 1997.

o Alterwall Business Inc. incorporated in Panama on January 15, 2001, owner of the Panama flag 18,253 DWT container carrier motor vessel "HM Qingdao1" (ex Kuo Jane), which was built in 1990 and acquired on February 16, 2001.

o Allendale Investment S.A. incorporated in Panama on January 22, 2002, owner of the Panama flag 18,154 DWT container carrier motor vessel "Kuo Hsiung", which was built in 1993 and acquired on May 13, 2002.

o Diana Trading Ltd. incorporated in the Marshall Islands on September 25, 2002, owner of the Marshall Islands flag 69,734 DWT bulk carrier motor vessel "Irini", which was built in 1988 and acquired on October 15, 2002.

o Salina Shipholding Corp., incorporated in the Marshall Islands on October 20, 2005, owner of the Marshall Islands flag 29,693 DWT container carrier motor vessel "Artemis", which was built in 1987 and acquired on November 25, 2005.

o Xenia International Corp., incorporated in the Marshall Islands on April 6, 2006, owner of the Marshall Islands flag 22,568 DWT / 950 TEU multipurpose motor vessel "Tasman Trader", which was built in 1990 and acquired on April 27, 2006.

In addition, the historical financial statements include the accounts of the vessel owning company, Silvergold Shipping Ltd., which was managed by Eurobulk Ltd. during the periods presented. Silvergold Shipping Ltd. was incorporated in Cyprus on May 16, 1994. Until June 3, 1996, the Company was engaged in ship owning activities, but thereafter, the Company's assets and liabilities were liquidated and the retained earnings were distributed to the shareholders. The Company remained dormant until October 10, 2000 when it acquired the 18,000 DWT Cyprus flag container carrier motor vessel "Widar", which was built in 1986. The vessel was sold on April 24, 2004. The Pittas family, the controlling shareholders of Friends Investment Company Ltd., who is the Company's largest shareholder, also owned the ship owning company Silvergold Shipping Ltd., and, accordingly, these accompanying financial statements also consolidate the accounts of Silvergold Shipping Ltd until May 31, 2005, when Silvergold Shipping Ltd. declared a final dividend of $35,000 to its shareholders.

2.   Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted principles for interim financial information in the United States of America. Accordingly, they do not include all the information and notes required by U.S. generally accepted accounting principles for complete financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flow for the periods presented. Operating results for the six month period ended June 30, 2006 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2006.

The unaudited condensed consolidated financial statements as of and for the three and six months periods ended June 30, 2006 and 2005 should be read in conjunction with the audited condensed consolidated financial statements for the year ended December 31, 2005 as filed with the SEC on Form 20-F.

The following are the significant accounting policies adopted by the Company:

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements included the accounts of Euroseas Ltd. and its subsidiaries. Inter-company transactions were eliminated on consolidation.

Use of estimates

The preparation of the accompanying unaudited condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the stated amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Other comprehensive income

The Company follows the provisions of Statement of Financial Accounting Standards No. 130, "Statement of Comprehensive Income" ("SFAS 130"), which requires separate presentation of certain transactions which are recorded directly as components of stockholders' equity. The Company has no other comprehensive income and, accordingly, comprehensive income equals net income for all periods presented.

Foreign currency translation

The Company's functional currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. Income and expenses denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the date of the transaction. Resulting exchange gains and/or losses on settlement or translation are included in the accompanying consolidated statements of operations.

Cash equivalents

Cash equivalents are time deposits or other certificates purchased with an original maturity of three months or less.

Trade accounts receivable

The amount shown as trade accounts receivable, at each balance sheet date, includes estimated recoveries from each voyage or time charter, net of a provision for doubtful accounts. At each balance sheet date, the Company provides for doubtful accounts on the basis of specific identified doubtful receivables. At December 31, 2005 and June 30, 2006, no provision for doubtful debts was considered necessary.

Claims and other receivables

Claims and other receivables principally represent claims arising from hull or machinery damages, crew salaries claims or other insured risks that have been submitted to insurance adjusters or are currently being compiled. All amounts are shown net of applicable deductibles.

Inventories

Inventories consist of bunkers, lubricants and victualling on board the Company's vessels at the balance sheet date and are stated at the lower of cost and market value. Victualling is valued using the first-in-first-out (FIFO) method while bunkers and lubricants are valued on an average cost basis.

Vessels

Vessels are stated at cost which comprises the vessels' contract price, costs of major repairs and improvements upon acquisition, direct delivery and other acquisition expenses less accumulated depreciation. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels; otherwise these amounts are charged to expense as incurred.

Expenditures for vessel repair and maintenance is charged against income in the period incurred.

Depreciation

Depreciation is calculated on a straight line basis with reference to the cost of the vessel, age and scrap value as estimated at the date of acquisition. Depreciation is calculated over the remaining useful life of the vessel, which is estimated to range from 25 to 30 years from the completion of its construction. Remaining useful lives of property are periodically reviewed and revised to recognize changes in conditions and such revisions, if any, are recognized over current and future periods.

Revenue and expense recognition

Revenues are generated from voyage and time charter agreements. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter, the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. Probable losses on voyages are provided for in full at the time such losses can be estimated. A voyage is deemed to commence upon the completion of discharge of the vessel's previous cargo and is deemed to end upon the completion of discharge of the current cargo. Demurrage income, which in included in voyage revenues, represents payments received from the charterer when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized when earned.

Charter fees received in advance is recorded as a liability until charter services are rendered.

Vessels operating expenses comprise all expenses relating to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, lubricants and miscellaneous expenses. Vessels operating expenses are recognized as incurred; payments in advance of services or use are recorded as prepaid expenses. Voyage expenses comprise all expenses relating to particular voyages, including bunkers, port charges, canal tolls, and agency fees.

For the Company's vessels operating in chartering pools, revenues and voyage expenses are pooled and allocated to each pool's participants on a time charter equivalent basis in accordance with an agreed-upon formula.

Dry-docking and special survey costs

Dry-docking and special survey costs are deferred and amortized over the estimated period to the next scheduled dry-docking or survey, which are generally two and a half years and five years, respectively. Unamortized dry-docking and special survey costs of vessels that are sold are written-off to income in the year of the vessel's sale.

Pension and retirement benefit obligations - crew

The ship-owning companies employ the crews on board the vessels under short-term contracts (usually up to 9 months). Accordingly, they are not liable for any pension or post retirement benefits.

Financing costs

Loan arrangement fees are deferred and amortized to interest expense over the duration of the underlying loan using the effective interest method. Unamortized fees relating to loan repaid or refinanced are expensed in the period the repayment or refinancing occurs.

Assets held for sale

It is the Company's policy to dispose of vessels when suitable opportunities occur and not necessarily to keep them until the end of their useful life. The Company classifies assets as being held for sale in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" when the following criteria are met: management has committed to a plan to sell the asset; the asset is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Long-lived assets classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These assets are not depreciated once they meet the criteria to be held for sale.

Impairment of long-lived assets

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. In the evaluation of the fair value and future benefits of long-lived assets, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value. Various factors including future charter rates and vessel operating costs are included in this analysis. The Company determined that no impairment loss needed to be recognized for applicable assets for any years presented.

Fair value of time charter acquired

When a vessel is acquired with a time charter contract, the fair value of the time charter is added to the book value of the asset and considered as deferred revenue. The adjusted book value is depreciated over the remaining life of the vessel, while the deferred revenues are amortized over the duration of the charter. Company calculates the fair value of the charter as the present value of the difference of the charter rate from the prevailing market rate for a charter of equivalent duration. In discounting the charter rate differences in future periods, the Company uses its Weighted Average Cost of Capital (WACC) adjusted to account for the credit quality of the charterer.

Derivative financial instruments

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value with changes in the instrument's fair value recognized currently in earnings unless specific hedge accounting criteria are met. Pursuant to SFAS No. 133, the transactions did not qualify as a hedge or meet the criteria of hedge accounting. All gains or losses on the derivative financial instruments are reflected in the consolidated statements of income.

For the six month period ended June 30, 2005, the interest rate swaps did not qualify for hedge accounting treatment. Accordingly, all gains or losses have been recorded in the consolidated statements of income. The fair value at June 30, 2005 of ($82,029) is included in claims and other receivables. There were no interest rate swaps for the six month period ended June 30, 2006.

Earning per common share

Basic earnings per common share are computed by dividing the net income by the weighted average number of common shares outstanding during the year. Potential common shares that are anti-dilutive, such as the warrants outstanding as of June 30, 2006 since their exercise price exceeds the fair value of Euroseas Ltd. common share, are excluded from earnings per share.

Segment reporting

The Company reports financial information and evaluates its operations by charter revenue and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reporting segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographical information is impracticable.

Recent accounting pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Shared Based Payments (SFAS 123R). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award-the requisite service period (usually the vesting period). SFAS No.123R applies to all awards granted after the required effective date, as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, and to awards modified, repurchased, or cancelled after that date. SFAS 123R will be effective for our fiscal year 2006. The implementation of this standard did not have a material impact on the Company's financial position, results of operations or cash flows.

On December 16, 2004, FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("FAS 153"). This statement amends APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS No. 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS No. 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

The FASB has issued SFAS No.154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.

SFAS No.154 requires retrospective applications to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary change in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No.154 improves financial reporting because its requirements enhance the consistency of financial information between periods. The Company is analyzing the effect which this pronouncement will have on its financial condition, statement of operations, and cash flows. This statement is effective for the Company on January 1, 2006. This statement did not have an effect on the Company's financial condition, results of operation or cash flows.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments." This Statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets."

SFAS No. 155 permits fair value re-measurement for any hybrid financial instruments that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. SFAS No. 155 also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company has not completed the study of what effect SFAS No. 155 will have on its financial position and results of operations.

In March 2005, the FASB issued FASB Interpretation No. ("FIN") 47 "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143", which clarifies the term "conditional asset retirement obligation" as used in SFAS No. 143 "Accounting for Asset Retirement Obligations". Specifically, FIN 47 provides that an asset retirement obligation is conditional when either the timing and (or) method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005. This statement did not have an impact on the Company's financial position and results of operations.

Uncertainty in Income Taxes--In June 2006, the FASB issued FIN No. 48, "Accounting for uncertainty in Income Taxes." FIN No. 48 requires recognition of a tax benefit to the extent of management's best estimate of the impact of a tax position, provided it is more than likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company has not completed the study of what effect FIN No. 48 will have on its financial position and results of operations.


3.   Inventories

The amounts shown in the accompanying consolidated balance sheets consisted of the following:

                                              December 31,            June 30,
                                                     2005                2006
 ------------------------------------------------------------------------------
 Lubricants                                      312,390              416,082
 Victualling                                      59,301              147,839
 ------------------------------------------------------------------------------
 Total                                           371,691              563,921
 ------------------------------------------------------------------------------


4.   Deferred Revenue

Deferred voyage revenue represents cash received from charterers prior to it being earned. These amounts are recognized as income in the period the related services are rendered. In addition, m/v "Tasman Trader" was bought with a time charter contract until December 17, 2008 at $8,850. The charter rate was below market rates for an equivalent charter at the time resulting in a below market price for the vessel (see Note 9). The present value of the below the market charter was estimated by the Company at $1,237,072 and was booked as deferred revenue which will be amortized over the duration of the charter. $83,240 of the above is included in voyage revenues for the three and six month periods ended June 30, 2006, and the remaining $1,153,832 is part of deferred revenues.

5.   Accrued Expenses

This account consisted of:

                                              December 31,            June 30,
                                                      2005               2006
--------------------------------------------------------------------------------

 Accrued private placement expenses              1,121,397              802,800
Accrued payroll expenses                            31,928               33,646
 Accrued interest                                  139,536               77,913
 Accrued general and administrative expenses       269,666              159,553
 Other accrued expenses                            215,110              278,673
--------------------------------------------------------------------------------
 Total                                           1,777,637            1,353,035
--------------------------------------------------------------------------------


6.   Related Party Transactions

The Company's vessel owning companies are parties to management agreements with the manager, also controlled by the Pittas family, whereby the manager provides technical and commercial management for a fixed daily fee of Euro 590 per vessel for the periods ended June 30, 2005 and an average of Euro 607 for the period ended June 30, 2006. Such management fees amounted to $965,384 and $1,112,850 in 2005 and 2006, respectively. These agreements were renewed on January 31, 2005 with an initial term of five years and will automatically be extended after the initial term until terminated by the parties. Termination is not effective until two months following notice having been delivered in writing by either party after the expiration of the initial five-year period. An annual adjustment of the management fee due to inflation as provided under the management agreement took effect on the annual anniversary of the agreement on January 31, 2006 increasing the management fee by Euro 20 per vessel per day to Euro 610 per vessel. The increase for the period from February 1 to June 30, 2006 amounted to $29,725; the increase for the period February 1, 2006 to March 31, 2006 was billed in April 2006.

The Company uses brokers to provide services, as is industry practice. Eurochart S.A., a company also controlled by the Pittas family, provides sales and purchases (S&P) and chartering services to the Company. A commission of 1% on vessel sales price and 1%-1.25% on charter revenue is paid to Eurochart S.A. for these services. There was no 1% sales commission paid to Eurochart S.A. for the period ended June 30, 2005 as there were no vessel sales or purchases during either period; for the six month period ended on June 30, 2006 an amount of $154,250 was paid to Eurochart S.A. as commission for the purchase of m/v "Tasman Trader" and sale of m/v "Pantelis P". The commission on charter revenue for the six month periods ended June 30, 2005 and 2006 amounted to $294,587 and $248,780, respectively.

The former shareholders of the ship-owning companies that became wholly owned subsidiaries of the Company, together with another ship management company, have one joint venture with the insurance broker Sentinel Maritime Services Inc. and one with the crewing agent More Maritime Agencies Inc. The shareholders' percentage participation in these joint ventures was 58% in 2005 and 68.60% in 2006. These companies provide certain insurance and crewing services for the ship-owning subsidiaries and their fees are included in operating expenses.

Amounts due to or from related parties represent net disbursements and collections made on behalf of the vessel-owning companies by the manager during the normal course of operations for which a right of off-set exists. As of June 30, 2006, the amount due from related companies was $1,828,647. Based on the management agreement between Euroseas Ltd. and Eurobulk Ltd. an estimate of the quarter's operating expenses, expected drydock expenses, management fee and executive services fee is to be advanced in the beginning of the quarter to Eurobulk Ltd. For the current fleet, this advance is estimated between $3,300,000 and $3,500,000 excluding any advances needed for drydock expenses and is paid in advance around the beginning of each quarter.

7.   Long-term Debt

This consisted of bank loans of the ship-owning companies as follows:

                                                  -------------------------------------------
Borrower                                                      December 31,            June 30,
                                                                     2005                2006
----------------------------------------------------------------------------------------------
Diana Trading Limited                               (a)     $    6,560,000      $    5,220,000
Alcinoe Shipping Limited/Oceanpride
Shipping Limited
Searoute Maritime Ltd
Oceanopera Shipping Ltd
                                                    (b)          9,500,000           5,900,000
Alterwall Business Inc.
Allendale Investments S.A                           (c)         17,000,000          14,000,000
Salina Shipholding Corp.                            (d)         15,500,000          13,750,000
Xenia International Corp                            (e)                  -           8,250,000
----------------------------------------------------------------------------------------------
                                                                48,560,000          47,120,000
Current portion                                                (14,430,000)        (13,840,000)
----------------------------------------------------------------------------------------------
Long-term portion                                             $ 34,130,000        $ 33,280,000
----------------------------------------------------------------------------------------------

The future annual loan repayments are as follows:

To June 30
----------------------------------------------------------------------------------------------
2007                                                                                13,840,000
2008                                                                                12,940,000
2009                                                                                 6,320,000
2010                                                                                 4,160,000
Thereafter                                                                           9,860,000
----------------------------------------------------------------------------------------------
Total                                                                             $ 47,120,000
----------------------------------------------------------------------------------------------

(a) This consisted of loan amounting to $4,900,000 and $1,000,000 drawn on October 16, 2002 and on December 2, 2002, respectively. The loan is payable in twenty-four consecutive quarterly installments of $220,000 each, and a balloon payment of $620,000 payable together with the final quarterly installment due in October 2008. The interest is based on LIBOR plus 1.6% per annum.

     An additional loan of $4,200,000 was drawn on May 9, 2005. The loan is payable in twelve consecutive quarterly installments consisting of four installments of $450,000 each, and eight installments of $300,000 each with the final installment due in May 2008. The interest is based on LIBOR plus 1.25% per annum.

(b) Alcinoe Shipping Ltd., Oceanpride Shipping Ltd., Searoute Maritime Ltd. and Oceanopera Shipping Ltd. drew $13,500,000 against a loan facility for which they are jointly and severally liable. Prior to obtaining the loan, an amount of $1,400,000 was paid in settlement of the outstanding loans as at June 30, 2005 for Alcinoe Shipping Ltd. and Oceanpride Shipping Ltd. The loan is payable in twelve consecutive quarterly installments consisting of two installments of $2,000,000 each, one installment of $1,500,000, nine installments of $600,000 each and a balloon payment of $2,600,000 payable with the final installment due in May 2008. Interest is based on LIBOR plus 1.5% per annum.

     In 2006, two additional early repayments of $1,500,000 each (for a total of $3,000,000) corresponding to the sale of M/V John P and M/V Pantelis P took place in June and July (see Note 9(a) and 9(b)). The repayment schedule starting July 1, 2006 has been agreed to $300,000 per quarter with a $2,000,000 balloon payment along with the last installment in the second quarter of 2008.

(c)  The loan balance as of December 31, 2004 consisted of the following loans:

     i. A $6,000,000 loan drawn by Allendale Investments S.A. on May 31, 2002 with a balance of $4,500,000. The interest was based on LIBOR plus 1.75% per annum.

     ii. A $6,000,000 loan drawn by Alterwall Business Inc. with a balance of $3,750,000. The interest was based on LIBOR plus 1.5% per annum.

     Allendale Investments S.A. and Alterwall Business Inc. drew $20,000,000 on May 26, 2005 against a loan facility for which they are jointly and severally liable. The outstanding amount of their existing loans from the same creditor bank was $7,800,000 and was repaid in full. The loan is payable in twenty-four unequal consecutive quarterly installments of $1,500,000 each in the first year, $1,125,000 each in the second year, $775,000 each in the third year, $450,000 each in the fourth through sixth years and a balloon payment of $1,000,000 payable with the final installment due in May 2011. The interest is based on LIBOR plus 1.25% per annum as long as the outstanding loan amount remains below 60% of the fair market value (FMV) of M/V HM Qingdao I and M/V Kuo Hsiung and 1.375% if the outstanding loan amount is above 60% of the FMV of such vessels.

(d) This is a $15,500,000 loan drawn by Salina Shipholding Corp. on December 30, 2005. The loan is payable in ten consecutive semi-annual installments consisting of six installments of $1,750,000 each and four installments of $650,000 each and a balloon payment of $2,400,000 payable with the final installment in January 2011. The first installment is due in June 2006. The interest is based on LIBOR plus a margin that ranges between 0.9-1.1%, depending on the asset cover ratio. The loan is secured with the following:
     (i) first priority mortgage over M/V Artemis, (ii) first assignment of earnings and insurance of M/V Artemis, (iii) a corporate guarantee of Euroseas Ltd., and (iv) a minimum cash balance equal to an amount of no less than $300,000 in an account Salina Shipholding Corp. maintains with the bank, and, overall liquidity (cash and cash equivalents) of $300,000 for each of the Company's vessels throughout the life of the facility.

(e) This is a $8,250,000 loan drawn by Xenia International Corp. on June 30, 2006. The loan is payable in twenty three consecutive quarterly installments consisting of $265,000 each and a balloon payment of $2,155,000 payable with the final installment in March 2012. The first installment is due in September 2006. The interest is based on LIBOR plus a margin of 0.95%. The loan is secured with the following: (i) first priority mortgage over M/V "Tasman Trader", (ii) first assignment of earnings and insurance of M/V "Tasman Trader", (iii) a corporate guarantee of Euroseas Ltd., and (iv) a minimum cash balance equal to an amount of no less than $300,000 in an account Xenia International Corp. maintained with the bank, and, overall liquidity (cash and cash equivalents) of $300,000 for each of the Company's vessels throughout the life of the facility.


In addition to the terms specific to each loan described above, all the above loans are secured with one or more of the following:

o first priority mortgage over the respective vessels on a joint and several basis.
o    first assignment of earnings and insurance.
o    a personal guarantee of one shareholder.
o    a corporate guarantee of Eurobulk Ltd. and/or Euroseas Ltd.
o    a pledge of all the issued shares of each borrower.

The loan agreements contain covenants such as restrictions as to changes in management and ownership of the vessel shipowning companies, distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender's prior consent, the sale of vessels, maximum fleet leverage, minimum requirements regarding the hull ratio cover and minimum cash retention accounts (restricted cash). Restricted cash are deposits with certain banks that can only be used to pay the current loan installments. The Company is not in default with respect to any of the foregoing covenants.

8.   Derivative Gains

The gains for the period ended June 30, 2005 arose from interest rate swaps that did not meet the criteria for hedge accounting treatment. Accordingly, all gains or losses have been recorded in the statement of income for the period. The swap was provided for in the period ended September 30, 2005 and settled in October 2005.


9.   Vessels, net

Since December 31, 2005 the Company has bought m/v "Tasman Trader", sold m/v "Pantelis P" and signed an agreement to sell m/v "John P".

On March 20, 2006, Oceanpride Shipping Ltd., a wholly-owned subsidiary of the company, signed a Memorandum of Agreement to sell M/V "John P", a handysize bulk carrier of 26,354 DWT built in 1981 for a gross price of $4.95 million with 4% sales commissions. The vessel was delivered to the buyers on July 5, 2006 resulting in a capital gain of approximately $2,295,791. As a result of the sale of M/V "John P" (see Note 13(b)), the Company has agreed to make a $1,500,000 additional re-payment to the bank financing the above ship along with M/V "Ariel" and M/V "Nikolaos P" (see Note 7(b)). m/v "John P" was considered as "asset held for sale" during the period April 1, 2006 to July 5, 2006 and was not further depreciated during the three month period ended June 30, 2006. For the three month period ended March 31, 2006 m/v "John P" was depreciated by $60,697. Its book value as of June 30, 2006 is $2,145,894.

m/v Tasman Trader was bought for $10,775,000 with a time charter until December 17, 2008 at $8,850. The charter rate was below market rates for an equivalent charter at the time resulting in a below market price. The present value of the below the market charter was estimated by the Company at $1,237,072. Consequently, the book value of the vessel (charter free) was increased by the same amount plus capitalized purchase expenses of $79,321 for a total book value of $12,091,393. The present value of the below market charter is booked as deferred revenue and will be amortized over the duration of the charter.

m/v "Pantelis P" was sold on May 31, 2006. The net sale proceeds from the sale of m/v "Pantelis P" were $4,416,228. For the six month period ended June 30, 2006, the depreciation of m/v "Pantelis" until it was sold amounted to $107,587 resulting in a book value at the time of sale of $2,114,421. The unamortized deferred drydock charge at the time of sale was $136,008 resulting in a capital gain of $2,165,799.

10.  Commitments and Contingencies

There are no material legal proceedings to which the Company is a party or to which any of its properties are subject, other than routine litigation incidental to the Company's business. In the opinion of the management, the disposition of these lawsuits should not have a material impact on the consolidated results of operations, financial position and cash flows.

The distribution of the net earnings by one of the chartering pools which has one of the Company's vessels in its pool has not yet been finalized for the period ended June 30, 2006. Any effect on the Company's income resulting from any future reallocation of pool income cannot be reasonably estimated but will not materially affect the Company's results.


11.  Common Stock and Additional Paid-in Capital

Common stock relates to 37,860,341 shares with a par value of $0.01 each. The amount shown in the accompanying consolidated balance sheets, as additional paid-in capital, represents payments received in excess of par value which is treated from the accounting point of view as capital. In 2005, the Company sold 7,026,993 common shares in an institutional private placement, together with
0.25 detachable warrants for each common share to acquire up to 1,756,743 common shares (see Note 1). The value of the warrants, which is included in "Additional Paid-in Capital," was estimated to be about $600,000.

On March 27, 2006 and as part of the merger of Euroseas Acquisition Company Inc., a wholly owned subsidiary of Euroseas Ltd., with Cove Apparel Inc. an additional 1,079,182 common share were issued to Cove Apparel Inc.'s shareholders (a total of 15 more shares than originally calculated were issued to Cove Apparel Inc.'s shareholders due to the rounding-up of fractional shares during the exchange). The issuance of these shares was recorded as an increase of the share capital ($10,791) and a decrease of paid-in capital of $791, as Cove Apparel Inc. had at the time of merger cash and shareholders equity of $10,000.

12.  Earnings Per Share

Basic and diluted earnings per common share are computed as follows:

                                                 June 30, 2005     June 30, 2006
--------------------------------------------------------------------------------

 Income:
 Net income                                         14,763,374     10,015,456
 Basic and Diluted earnings per share:
 Weighted average common shares -
     Outstanding                                    29,754,166     37,347,580
 Basic earnings per share:                                0.50           0.27

13.  Subsequent Events

(a) On July 5, 2006, the Company delivered to its buyers M/V "John P", a handysize bulk carrier of 26,354 DWT built in 1981. A Memorandum of Agreement to sell the vessel was signed on March 27, 2006 for a gross price of $4.95 million less 4% sales commissions. The Company expects to book about $2,295,791 gain from the sale.

(b) On July 25, 2006, Prospero Maritime Inc., a wholly-owned subsidiary of the company signed a Memorandum of Agreement to purchase m/v "Torm Tekla", a panamax size drybulk vessel of 69,268 DWT built in 1993 for $23.46 million. The vessel is to be delivered to Euroseas Ltd. between August 20 and September 20, 2006 at the seller's option. The acquisition will be financed with about 35% of equity (about $8 million) from the Company's cash reserves and the remaining about 65% with a bank loan of up to $15.5 million; a loan for the above amount has been approved and signed on August 30, 2006 and it will be drawn simultaneously with the delivery of the vessel to the Company.

(c) On August 7, 2006, the Board of Directors declared a cash dividend of $0.06 per Euroseas Ltd. common share payable on or about September 15, 2006 to the holders of record of Euroseas Ltd. common shares as of September 5, 2006.

(d) On August 8, 2006, the annual shareholders meeting of the Company approved the Company's 2006 Stock Incentive Plan. The plan will be administered by the Board of Directors which can make awards totaling in aggregate up to 1,800,000 shares over the next 10 years. The persons eligible to receive awards under the Plan are those officers, directors, and executive, managerial, administrative and professional employees of the Company, (collectively, "key persons") as the Board in its sole discretion shall select based upon such factors as the Board shall deem relevant. Awards may be made under the Plan in the form of incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units and performance shares. No awards have been made under this plan.


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